Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion in or incorporation by reference into this Current Report on Form 8-K/A (including any amendments or supplements thereto, related appendices, and financial statements) (this “Current Report”) of Crescent Energy Company (the “Company”) of our firm’s audit letters dated September 2, 2021, prepared for Independence Energy LLC as of December 31, 2020. We hereby further consent to all references to our firm or such letters included in or incorporated by reference into this Current Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

December 17, 2021

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